UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):February 3, 2005

WESCO International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14989	25-1723342

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 West Station Square Drive, Suite 700
Pittsburgh, Pennsylvania	15219

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 454-2200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

     The information in this Current Report is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

     On February 3, 2005, WESCO issued a press release announcing its earnings for the fourth quarter of 2004. A copy of the press release is attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2005	WESCO INTERNATIONAL, INC.
	By:	/s/ STEPHEN A. VAN OSS Stephen A. Van Oss Senior Vice President and Chief Financial and Administrative Officer

NEWS RELEASE

WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports
2004 Fourth Quarter Results
Sales Up 16%
Net Income Increases 82%

Contact: Stephen A. Van Oss, Senior Vice President and
Chief Financial and Administrative Officer
WESCO International, Inc. (412) 454-2271, Fax: (412) 454-2477
http://www.wesco.com

Pittsburgh, PA, February 3, 2005 — WESCO International, Inc. [NYSE:WCC], a leading provider of electrical MRO products, construction materials, and advanced integrated supply procurement outsourcing services, today announced its 2004 fourth quarter financial results.

Net sales for the fourth quarter of 2004 were $987.9 million versus $850.1 million in 2003, an increase of 16.2%. Gross margins for the quarter improved by $24.9 million over the comparable 2003 quarter. Operating income for the current quarter totaled $39.4 million versus $24.7 million in last year’s comparable quarter, an improvement of 60%. Depreciation and amortization included in operating income was $4.1 million for 2004 versus $7.2 million in 2003. Net income in 2004’s fourth quarter was $17.1 million versus $9.4 million in the comparable 2003 quarter. Earnings per share in the current quarter were $0.38 per share versus $0.21 per share in 2003.

For the year 2004, net sales increased 13.8% to $3,741.3 million versus $3,286.8 million in 2003. Gross margins in 2004 were 19.0% compared to 18.6% last year, and operating income totaled $149.5 million versus $86.1 million last year. Depreciation and amortization included in operating income was $18.1 million versus $22.5 million last year. Net income for 2004 was $64.9 million compared to $30.0 million last year, while diluted earnings per share were $1.47 per share in 2004 versus $0.65 per share in 2003.

Stephen A. Van Oss, Senior Vice President and Chief Financial and Administrative Officer, stated, “Strong sales momentum and higher margin dollars produced record best performance in virtually all financial metrics for 2004. Earnings per share for the year were a record $1.47. Earnings per share improved by 125% over 2003 and reflect the strong operating leverage in our business model and excellent execution of our sales and cost initiatives by field and headquarter personnel. Free cash flow of $18.1 million for the fourth quarter and $28.5 million for the full year were driven primarily by higher net income, which more than offset increased working capital requirements needed to support sales growth of almost 14%, demonstrating the strong cash generation capacity of our business.”

Mr. Van Oss continued, “In December 2004, WESCO successfully completed a $290 million stock offering comprised of four million shares issued by the Company and seven million shares sold by existing shareholders. The $100 million of proceeds received from the shares issued by the Company, combined with approximately $24 million of low-cost debt from existing facilities, will be used to redeem $124 million of the outstanding and callable Senior Subordinated Notes. The Notes will be redeemed in March 2005. The cost of retiring these Notes will result in a non-recurring charge of $6.3 million to net income which is comprised of costs for redemption and write-off of original issuance discount costs. The majority of the $6.3 million will be a non-cash charge. On a going-forward basis, the interest savings from the redeemed Notes makes the issuance of the four million shares of common stock slightly accretive to earnings per share.”

Chairman and CEO, Roy W. Haley, commented, “WESCO’s fourth quarter and full-year 2004 performance was outstanding. Our sales results have been particularly strong, and our sales and service personnel have delivered record levels of performance and productivity.”

Mr. Haley continued, “The economy is showing continued strength on a broad basis. The recovery in industrial markets throughout

2004 has had a positive impact on our results. We are now seeing strengthening in the commercial construction market, particularly the small-and medium-sized projects. We believe the economic fundamentals are favorable for larger-sized projects to materialize during 2005. We are well positioned to fully participate in this market segment as it begins to recover.”

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Teleconference

WESCO will conduct a teleconference to discuss the fourth quarter earnings as described in this News Release on February 3, 2005, at 11:00 a.m. E.D.T. The conference call will be broadcast live over the Internet and can be accessed from the Company’s home page at http://www.wesco.com. The conference call will be archived on this Internet site for seven days.

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WESCO International, Inc. [NYSE: WCC] is a publicly traded Fortune 500 holding company, headquartered in Pittsburgh, Pennsylvania, whose primary operating entity is WESCO Distribution, Inc. WESCO Distribution is a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating (MRO) supplies, and is the nation’s largest provider of integrated supply services with 2004 annual product sales of approximately $3.7 billion. The Company employs approximately 5,350 people, maintains relationships with 24,000 suppliers, and serves more than 100,000 customers worldwide. Major markets include commercial and industrial firms, contractors, government agencies, educational institutions, telecommunications businesses and utilities. WESCO operates five fully automated distribution centers and approximately 350 full-service branches in North America and selected international markets, providing a local presence for area customers and a global network to serve multi-location businesses and multi-national corporations.

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The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as well as the Company’s other reports filed with the Securities and Exchange Commission.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollar amounts in millions, except per share amounts)
(unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2004		December 31, 2003
Net sales	$987.9		$850.1
Cost of sales	802.9		690.0

Gross profit	185.0	18.7%	160.1	18.8%
Selling, general & admin. expenses	141.5	14.3%	128.2	15.1%
Depreciation & amortization	4.1		7.2

Income from operations	39.4	4.0%	24.7	2.9%
Interest expense, net	10.5		10.3
Loss on debt extinguishment	0.5		—
Other expense	2.1		1.0

Income before income taxes	26.3	2.7%	13.4	1.6%
Provision (benefit) for income taxes	9.2		4.0

Net income	$17.1	1.7%	$9.4	1.1%

Diluted earnings per common share:
Net income	$0.38		$0.21
Weighted average shares outstanding	45.3		45.4

	Twelve Months Ended		Twelve Months Ended
	December 31, 2004		December 31, 2003
Net sales	$3,741.3		$3,286.8
Cost of sales	3,029.2		2,676.7

Gross profit	712.1	19.0%	610.1	18.6%
Selling, general & admin. expenses	544.5	14.6%	501.5	15.3%
Depreciation & amortization	18.1		22.5

Income from operations	149.5	4.0%	86.1	2.6%
Interest expense, net	40.8		42.3
Loss on debt extinguishment	2.6		0.2
Other expense	6.6		4.5

Income before income taxes	99.5	2.7%	39.1	1.2%
Provision for income taxes	34.6		9.1

Net income	$64.9	1.7%	$30.0	0.9%

Diluted earnings per common share:
Net income	$1.47		$0.65
Weighted average shares outstanding	44.1		46.3

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in millions, except per share amounts)
(unaudited)

Assets	December 31, 2004	December 31, 2003
Current Assets
Cash and cash equivalents	$34.5	$27.5
Trade accounts receivable	383.4	266.6
Inventories, net	387.3	321.0
Prepaid expenses and other current assets	49.7	41.2

Total current assets	854.9	656.3
Total other assets	502.0	504.9

Total assets	$1,356.9	$1,161.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$456.7	$366.4
Other current liabilities	108.2	113.3

Total current liabilities	564.9	479.7
Long-term debt (See Note)	385.5	420.0
Other non-current liabilities	52.9	93.8

Total liabilities	1,003.3	993.5
Stockholders’ Equity:
Total stockholders’ equity	353.6	167.7

Total liabilities and stockholders’ equity	$1,356.9	$1,161.2

Note: Trade accounts receivable and long-term debt have each been reduced by $208 million and $225 million as of December 31, 2004 and December 31, 2003, respectively, in accordance with WESCO’s accounting for its accounts receivable securitization facility. In addition, the carrying value of long-term debt increased a net $1.2 million during the twelve months ended December 31, 2004 as a result of changes in carrying value of the Company’s interest rate derivative instruments and as a result of non-cash amortization of discounts associated with the Company’s Senior Notes.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(unaudited)

	December 31, 2004	December 31, 2003

Total debt	$416.7	$422.2
Plus: A/R Securitization	208.0	225.0
Less: Cash and cash equivalents	(34.5)	(27.5)

Total indebtedness (including A/R Securitization Program), net of cash
(See Note)	$590.2	$619.7

Note: Total indebtedness (including A/R Securitization Program), net of cash is provided by the Company as additional measure of the Company’s leverage. Generally accepted accounting principles require that this financing facility be presented off-balance sheet. As management internally evaluates the A/R Securitization Facility as an additional form of indebtedness, management believes it is helpful to provide the readers of its financial statements an evaluation of its total indebtedness from all sources of financing. Cash and cash equivalents are deducted from this total to determine total indebtedness (including A/R Securitization Program), net of cash. This amount represents the Company’s net obligation due under all of its financing facilities.

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WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in millions)
(unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2004	December 31, 2004
Cash flow provided by operations	($68.7)	$23.6
Add: Decrease in A/R Securitization	92.0	17.0
Less: Capital expenditures	(5.2)	(12.1)

Free cash flow (excluding effects of A/R Securitization Program)
(See Note)	$18.1	$28.5

Note: Free cash flow (excluding the effects of A/R Securitization Program) is provided by the Company as an additional liquidity measure. Generally accepted accounting principles require that changes in this facility be reflected within operating cash flows in the Company’s consolidated statement of cash flows. As management internally evaluates the A/R Securitization Facility as an additional form of liquidity, management believes it is helpful to provide the readers of its financial statements with the cash flow from operating activities other than those related to the A/R Securitization Facility. Capital expenditures are deducted from this adjusted operating cash flow amount to determine free cash flow (excluding effects of A/R Securitization Program). This amount represents excess funds available to management to service all of its financing needs (including needs of its A/R Securitization Program) and other investing needs.

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